EXHIBIT 99

NEWS:

The Sherwin-Williams Company    •    101 West Prospect Avenue    •    Cleveland, Ohio 44115    •    (216) 566-2140

The Sherwin-Williams Company Reports 2017 First Quarter Financial Results

•	Consolidated net sales increased 7.3% in the quarter to a record $2.76 billion, including the change in revenue classification, which increased sales in the quarter 2.2%

•	Net sales from stores open more than twelve calendar months increased 7.5% in the quarter

•	Diluted net income per common share increased 44.6% to $2.53 per share in the quarter, including a $.34 per share increase from a reduction in the income tax provision partially offset by an $.08 per share charge for acquisition costs

•	Establishing 2Q17 EPS range of $4.15 to $4.35, including approximately $.25 per share for acquisition costs

•	Updating FY17 EPS guidance to $13.65 to $13.85 per share, including approximately $.40 per share charge for acquisition costs, vs. $11.99 per share in 2016, which included an $.86 per share charge for acquisition costs

CLEVELAND, OHIO, April 20, 2017 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2017. Compared to the same period in 2016, consolidated net sales increased $187.4 million, or 7.3%, to $2.76 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group and the previously announced change in revenue classification which increased sales in the quarter 2.2%. This change primarily impacted the Paint Stores and Global Finishes Groups. This change had no impact on segment profit, but reduced the segment profit as a percent to net sales of the affected Groups.

Diluted net income per common share in the quarter increased to $2.53 per share from $1.75 per share in 2016, as restated due to the adoption of a new accounting standard (ASU 2016-09). First quarter 2017 diluted net income per common share includes an increase of $.34 per share related to a reduction in the income tax provision partially offset by an $.08 per share charge from costs associated with the anticipated acquisition of Valspar. First quarter 2016 diluted net income per common share included a $.24 per share charge from acquisition costs partially offset by an increase of $.18 per share related to a reduction in the income tax provision. The increase in first quarter 2017 diluted net income per common share was due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Currency translation rate changes did not have a significant impact on diluted net income per common share in the quarter.

Net sales in the Paint Stores Group increased 12.1% to $1.81 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments, selling price increases, and the impact of the change in revenue classification. Net sales from stores open for more than twelve calendar months, excluding the change in revenue classification, increased 7.5% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $50.5 million to $304.1 million in the quarter from $253.5 million last year due primarily to higher paint sales volume and selling price increases partially offset by increased raw material costs. Segment profit as a percent to net sales increased in the quarter to 16.8% from 15.7% last year.

Net sales of the Consumer Group decreased 10.7% to $337.5 million in the quarter due primarily to lower volume sales to most of the Group’s retail and commercial customers. Segment profit decreased to $60.6 million in the quarter from $64.0 million last year primarily due to lower sales and increasing raw material costs partially offset by improved operating efficiencies, good cost control, and selling price increases. As a percent to net external sales, segment profit increased in the quarter to 18.0% from 16.9% last year due primarily to improved operating efficiencies and reduced SG&A expenses.

The Global Finishes Group’s net sales stated in U.S. dollars increased 3.6% to $470.3 million in the quarter primarily due to higher paint sales volume and selling price increases. Stated in U.S. dollars, segment profit increased in the quarter to $52.4 million from $48.6 million last year due primarily to higher paint sales volume and selling price increases partially offset by raw material cost increases. Currency translation rate changes had a minimal impact on segment profit in the quarter. As a percent to net external sales, segment profit increased in the quarter to 11.1% from 10.7% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 12.9% to $141.4 million in the quarter due primarily to selling price increases and favorable foreign currency translation rate changes. Favorable currency translation rate changes increased net sales by 5.7% in the quarter. Stated in U.S. dollars, segment profit increased in the quarter to a profit of $1.2 million from a loss of $0.9 million last year due primarily to selling price increases partially offset by increasing raw material costs. Currency translation rate changes had a minimal impact on segment profit in the quarter. As a percent to net external sales, segment profit increased in the quarter to 0.8% from a loss of 0.7% last year.

The Company made no open market purchases of its common stock in the three months ended March 31, 2017. At March 31, 2017, the Company had cash on hand of $1.02 billion that will be utilized to fund the Valspar acquisition.

Commenting on the financial results, John G. Morikis, Chairman, President and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share from the continued positive sales volume and strong operating results of our Paint Stores Group and operating margin improvement in our Global Finishes Group. Our Paint Stores Group posted another quarter of improved operating results and architectural volume growth. The Consumer Group improved their operating margins through improved operating efficiencies. Our Global Finishes Group improved their operating results through higher paint sales volume and selling price increases. The Latin America Coatings Group continues to see the positive impact of previous investments partially offsetting weak end market demand in some geographies. All of our operating segment management teams continue to control costs and implement price increases to offset rising raw material costs.”

“In the first three months, we opened 10 net new store locations in the Paint Stores Group. During the quarter, we increased the dividend rate to $.85 from $.84 last year. Our balance sheet remains flexible and is positioned well for the anticipated Valspar acquisition and other investments in our business.

“On April 12, 2017, the Company and Valspar announced that we have entered into a definitive agreement with Axalta Coating Systems to sell the assets related to Valspar’s North American Industrial Wood Coatings business to Axalta for $420 million in cash. Valspar’s North American Industrial Wood Coatings business had revenues of approximately $225 million in 2016. The companies are divesting the business in connection with the reviews by the Federal Trade Commission (FTC) and Canadian Competition Bureau (CCB) of the proposed acquisition of Valspar by Sherwin-Williams. The sale of Valspar’s North American Industrial Wood Coatings business to Axalta is subject to the closing of the Valspar and Sherwin-Williams merger, as well as customary closing conditions and regulatory approvals, including the approval of the FTC and the CCB.

“For the second quarter, we anticipate our consolidated net sales will increase a mid to high single digit percentage compared to last year’s second quarter. At that anticipated sales level, we estimate diluted net income per common share in the second quarter of 2017 to be in the range of $4.15 to $4.35 per share, including a $.25 per share charge from costs associated with the anticipated acquisition of Valspar, compared to $3.99 per share earned in the second quarter of 2016. Second quarter 2016 earnings per share includes costs related to the anticipated acquisition of Valspar totaling $.16 per share. For the full year 2017, we expect consolidated net sales to increase by a mid single digit percentage compared to full year 2016. With annual sales at that level, we are updating our guidance for full year 2017 diluted net income per common share to be in the range of $13.65 to $13.85 per share compared to $11.99 per share earned in 2016. Full year 2017 diluted net income per common share guidance includes a $.40 per share charge from costs associated with the anticipated acquisition of Valspar. The 2017 diluted net income per common share guidance improved by $.65 per share due to a $.40 per share reduction in acquisition costs and an additional $.25 per share benefit to the income tax provision from the accounting change. Full year 2016 earnings per share included $.86 per share related to the Valspar acquisition.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2017, at 11:00 a.m. EDT on Thursday, April 20, 2017. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 20th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 10, 2017 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the Valspar acquisition costs.

	Three Months Ended March 31, 2017	Three Months Ended		Year Ended
		June 30, 2017 (guidance)		December 31, 2017 (guidance)
		Low	High	Low	High
Consolidated diluted net income per common share	$2.53	$4.15	$4.35	$13.65	$13.85
Valspar acquisition costs diluted net charge per common share	$.08	$.25	$.25	$.40	$.40
Diluted net income per common share excluding Valspar acquisition costs	$2.61	$4.40	$4.60	$14.05	$14.25

	Three Months	Three Months	Year Ended
	Ended	Ended	December 31,
	March 31, 2016	June 30, 2016	2016
Consolidated diluted net income per common share	$1.75	$3.99	$11.99
Valspar acquisition costs diluted net charge per common share	$.24	$.16	$.86
Diluted net income per common share excluding Valspar acquisition costs	$1.99	$4.15	$12.85

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to complete the planned acquisition of The Valspar Corporation, or Valspar, if at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of cost synergies and the timing thereof for the planned acquisition of Valspar; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2017	2016(1)
Net sales	$2,761,387	$2,574,024
Cost of goods sold	1,418,247	1,312,279
Gross profit	1,343,140	1,261,745
Percent to net sales	48.6%	49.0%
Selling, general and administrative expenses	1,016,211	1,002,355
Percent to net sales	36.8%	38.9%
Other general expense - net	276	17,554
Interest expense	25,695	25,732
Interest and net investment income	(1,280)	(487)
Other (income) expense - net	(4,367)	226

Income before income taxes	306,605	216,365
Income taxes	67,453	51,489

Net income	$239,152	$164,876

Net income per common share:
Basic	$2.58	$1.80
Diluted	$2.53	$1.75
Average shares outstanding - basic	92,550,559	91,475,860

Average shares and equivalents outstanding - diluted	94,541,859	94,114,114

(1)	First quarter 2016 income taxes, net income, basic and diluted net income per common share and diluted average shares and equivalents outstanding are restated due to the adoption of ASU No. 2016-09 in the second quarter of 2016.

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 20th release.